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                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                            SECOND QUARTER        FIRST SIX MONTHS
                                                           1997         1996       1997       1996

Earnings before provision for income taxes                $    141   $    177   $    255  $     355
Add:
  Interest expense, net                                         22         20         41         35
  Rental expense (1)                                             7          5         12         10
  Amortization of capitalized interest                           4          3          7          7
                                                          --------   --------   --------  ---------

Earnings as adjusted                                      $    174   $    205   $    315  $     407
                                                          ========   ========   ========  =========

Fixed charges:
  Interest expense, net                                   $     22   $     20   $     41  $      35
  Rental expense (1)                                             7          5         12         10
  Capitalized interest                                           9          4         19         10
                                                          --------   --------   --------  ---------

Total fixed charges                                       $     38   $     29   $     72  $      55
                                                          ========   ========   ========  =========

Ratio of earnings to fixed charges                            4.6x       7.1x       4.4x       7.4x
                                                          ========   ========   ========  =========


----------------------
(1) For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.

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